EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1 A, as it may be amended, of our Independent Auditor's Report dated March 21, 2016 relating to the balance sheet of Madyson Equity Group, LP as of February 27, 2016, and the related statements of operations, changes in partners' capital, and cash flows for the period from February 26, 2016 (inception) to February 27, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

June 3, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com